EXHIBIT 99(a)

news release
---------------AT THE COMPANY---------------
Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502

FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 17, 2013

UFPI reports Q1 net sales up 21 percent over 2012; net earnings improve 26 percent

 —Reports best first-quarter profits since 2006—

GRAND RAPIDS, Mich., April 17, 2013 – Universal Forest Products, Inc. (Nasdaq: UFPI) today announced first-quarter 2013 results, including net sales of $554.5 million, up 21.3 percent over net sales for the same period of 2012. Net earnings were $5.2 million, up 25.7 percent over the same period of last year. Diluted earnings per share were $0.26, compared to $0.21 for the first quarter of 2012. Sales increased in each of the Company’s five markets.

“I am very pleased with the efforts of our people, who helped create one of the strongest first quarters in our history.  We overcame more typical winter weather conditions in 2013 to beat 2012 results, which were aided by mild weather,” said CEO Matthew J. Missad. “More importantly, we were able to beat our internal goals for the quarter and are well-positioned going into our traditional selling season.”

Missad noted that rigorous sales efforts, share gains in some markets, and a rising lumber market helped drive strong first-quarter results. “These results give us confidence in the strategies we’re executing to grow sales and in our efforts to improve profitability and create sustainable business growth in the future,” he said.  “We’re encouraged by the fact that our operating results were strong in spite of less-than-expected same-store unit sales to our do-it-yourself retail customers and lower margins in certain framing operations as a result of rapid cost increases that we could not pass on to customers.  We expect improved performance in each of these areas for subsequent quarters.”

—more—

Universal Forest Products, Inc.

In the first quarter of 2013, the lumber market was up 42.9 percent over the previous year, enhancing the Company’s gross sales results, which included the following:

Retail building materials: $205.7 million, an increase of 4.9 percent over the same period of 2012.  Universal is focused on growing its independent retail customer base and on providing a broader mix of products to big box and independent retailers. Leading indicators call for growth in home improvement spending in 2013.  The Company is confident that this, coupled with its new product initiatives and share gains with independent as well as big-box retailers, will continue to drive success.

Industrial packaging/components: $160.5 million, up 20.0 percent over the first quarter of 2012.  Total industrial production in the United States was up 2.5 percent in February 2013 over February 2012, and saw a 0.7 percent month-over-month increase in February 2013 compared to January 2013. Universal continues to focus on adding customers and products in this fragmented market, on expanding its reach into non-wood packaging materials and on providing complete packaging solutions.

Manufactured housing: $89.9 million, an increase of 42.6 percent over the same period of 2012. Year over year industry production of HUD-code manufactured housing was up 3.3 percent year-to-date through February 2013. The Company’s results in this market were attributable primarily to lumber prices. The Company’s unit sales increased due to a combination of increased industry production and market share gains achieved by the Company’s distribution segment.  The National Association of Home Builders forecasts HUD-code shipments to increase 15 percent in 2013. With its significant market share of the products it supplies, Universal is well-positioned to grow with the industry, and to enhance its success through its growing distribution business.

Residential construction: $74.3 million, up 43.4 percent over the same period of 2012. Total housing starts for the three-month period of January to March 2013 were up 36.1 percent over the same period last year. In March 2013, total starts were at a seasonally-adjusted annual rate of 1.0 million, the highest rate of construction since June 2008. Despite challenges, including rising commodity and labor costs, Universal drove healthy business and results in this market, and continues to focus on taking business that meets profitability objectives.

Commercial construction and concrete forming: $30.4 million, up 54.0 percent over the same period of 2012. In this highly fragmented market, Universal manufactures and supplies forms and other materials for concrete construction projects. The Company continues to expand its sales reach and market penetration and to leverage its design and manufacturing capabilities as well as its nationwide presence to offer designed components to customers, large and small.

—more—

Universal Forest Products, Inc.

CONFERENCE CALL
Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. ET on Thurs., April 18, 2013. The call will be hosted by CEO Matthew J. Missad and CFO Michael Cole, and will be available for analysts and institutional investors domestically at (800) 237-9752 and internationally at (617) 847-8706. Use conference pass code 56956162. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through May 17, 2013, domestically at (888) 286-8010 and internationally at (617) 801-6888. Use replay pass code 20703607.

UNIVERSAL FOREST PRODUCTS, INC.
Universal Forest Products, Inc. is a holding company that provides capital, management and administrative resources to subsidiaries that design, manufacture and market wood and wood-alternative products for building materials retailers and wholesalers, structural lumber and other products for the manufactured housing and residential construction markets, and specialty wood packaging and components and packing materials for various industries. It has subsidiaries that provide framing services for the residential construction market in some parts of the country; that manufacture and market products used for concrete construction; and that offer lawn and garden products, such as trellises and arches, to retailers nationwide. Its consumer products operations offer a large portfolio of outdoor living products, including wood composite decking, decorative balusters, post caps and plastic lattice. Founded in 1955, Universal Forest Products is headquartered in Grand Rapids, Mich. Its subsidiaries operate facilities throughout North America. For more about Universal, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

# # #

Universal Forest Products, Inc.

CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED
MARCH 2013/2012

	Quarter Period				Year to Date
(In thousands, except per share data)	2013		2012		2013		2012

NET SALES	$554,494	100%	$457,111	100%	$554,494	100%	$457,111	100%

COST OF GOODS SOLD	497,315	89.7	403,445	88.3	497,315	89.7	403,445	88.3

GROSS PROFIT	57,179	10.3	53,666	11.7	57,179	10.3	53,666	11.7

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	48,228	8.7	45,778	10.0	48,228	8.7	45,778	10.0
NET (GAIN) LOSS ON DISPOSITION OF ASSETS, EARLY RETIREMENT, AND	(106)	-	95	-	(106)	-	95	-

EARNINGS FROM OPERATIONS	9,057	1.6	7,793	1.7	9,057	1.6	7,793	1.7

OTHER EXPENSE, NET	1,056	0.2	708	0.2	1,056	0.2	708	0.2

EARNINGS BEFORE INCOME TAXES	8,001		7,085		8,001		7,085

INCOME TAXES	2,245	0.4	2,699	0.6	2,245	0.4	2,699	0.6

NET EARNINGS	5,756	1.0	4,386	1.0	5,756	1.0	4,386	1.0

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(532)	(0.1)	(231)	(0.1)	(532)	(0.1)	(231)	(0.1)

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$5,224	0.9	$4,155	0.9	$5,224	0.9	$4,155	0.9

EARNINGS PER SHARE - BASIC	$0.26		$0.21		$0.26		$0.21

EARNINGS PER SHARE - DILUTED	$0.26		$0.21		$0.26		$0.21

COMPREHENSIVE INCOME	6,171		5,444		6,171		5,444

LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(828)		(655)		(828)		(655)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$5,343		$4,789		$5,343		$4,789

SUPPLEMENTAL SALES DATA

	Quarter Period				Year to Date
Market Classification	2013	%	2012	%	2013	%	2012	%
Retail Building Materials	$205,716	37%	$196,117	42%	$205,716	37%	$196,117	42%
Residential Construction	74,307	13%	51,807	11%	74,307	13%	51,807	11%
Commercial Construction and Concrete Forming	30,355	5%	19,715	4%	30,355	5%	19,715	4%
Industrial	160,457	29%	133,670	29%	160,457	29%	133,670	29%
Manufactured Housing	89,867	16%	63,040	14%	89,867	16%	63,040	14%
Total Gross Sales	560,702	100%	464,349	100%	560,702	100%	464,349	100%
Sales Allowances	(6,208)		(7,238)		(6,208)		(7,238)
Total Net Sales	$554,494		$457,111		$554,494		$457,111

Universal Forest Products, Inc.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
MARCH 2013/2012

(In thousands)

ASSETS	2013	2012	LIABILITIES AND EQUITY	2013	2012

CURRENT ASSETS			CURRENT LIABILITIES
Restricted cash	$653	$653	Cash overdraft	$7,665	$4,935
Accounts receivable	232,954	192,427	Accounts payable	93,597	75,347
Inventories	290,752	218,553	Accrued liabilities	52,566	47,741
Other current assets	25,716	23,752	Current portion of long-term debt and capital leases	-	42,774

TOTAL CURRENT ASSETS	550,075	435,385	TOTAL CURRENT LIABILITIES	153,828	170,797

OTHER ASSETS	17,589	15,712
INTANGIBLE ASSETS, NET	171,203	167,242	LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	155,181	43,668
PROPERTY, PLANT AND EQUIPMENT, NET	228,083	221,704	OTHER LIABILITIES	42,284	35,112
			EQUITY	615,657	590,466

TOTAL ASSETS	$966,950	$840,043	TOTAL LIABILITIES AND EQUITY	$966,950	$840,043

Universal Forest Products, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED
MARCH 2013/2012

(In thousands)	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$5,756	$4,386
Adjustments to reconcile net earnings attributable to controlling interest to net cash from operating activities:
Depreciation	7,140	7,178
Amortization of intangibles	604	745
Expense associated with share-based compensation arrangements	642	450
Excess tax benefits from share-based compensation arrangements	-	(12)
Expense associated with stock grant plans	19	54
Deferred income taxes (credit)	36	(50)
Equity in earnings of investee	(42)	(62)
Net (gain) loss on sale or impairment of property, plant and equipment	(127)	(25)
Changes in:	-	-
Accounts receivable	(70,715)	(65,005)
Inventories	(47,305)	(23,392)
Accounts payable	27,417	25,585
Accrued liabilities and other	12,001	5,327
NET CASH FROM OPERATING ACTIVITIES	(64,574)	(44,821)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(8,085)	(7,860)
Proceeds from sale of property, plant and equipment	251	2,035
Acquisitions, net of cash received	(8,600)	-
Purchase of patents & product technology	-	(21)
Advances of notes receivable	(383)	-
Collections of notes receivable and related interest	543	647
Cash restricted as to use	6,178	-
Other, net	6	(302)
NET CASH FROM INVESTING ACTIVITIES	(10,090)	(5,501)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under revolving credit facilities	59,391	33,968
Debt issuance costs	(6)	(81)
Proceeds from issuance of common stock	80	1,036
Distributions to noncontrolling interest	(330)	(379)
Excess tax benefits from share-based compensation arrangements	-	12
Other, net	-	3
NET CASH FROM FINANCING ACTIVITIES	59,135	34,559

Effect of exchange rate changes on cash	217	176
NET CHANGE IN CASH AND CASH EQUIVALENTS	(15,312)	(15,587)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,647	10,652

CASH OVERDRAFT, END OF PERIOD	$(7,665)	$(4,935)

SUPPLEMENTAL INFORMATION:
Interest paid	$417	$261
Income taxes paid	(6,199)	3,400